Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-Effective Amendment No.2 to the Registration Statement of Ameris Bancorp on Form S-4 of our report dated March 16, 2015 on the consolidated financial statements of Jacksonville Bancorp, Inc. and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

February 2, 2016